                                                                                                                        Exhibit 12.1
                                                                  PRO-FAC COOPERATIVE, INC.
(Dollars in Thousands)
                                                                                           Fiscal Year Ended
                                                                     -------------------------------------------------------------
                                                                       June 24,     June 26,     June 27,      June 28,    June 29,
                                                                         2000         1999         1998          1997        1996
                                                                      ----------   ----------   ----------    ----------  --------
Computation Of Ratio Of Earnings To Fixed Charges and
   Preferred Dividends

Income/(loss) before taxes, dividends and allocation of net
   proceeds from current operations                                    $  24,661   $  59,714    $ 24,970    $  13,620    $ (22,602)
Deduct - Equity in undistributed earnings of CoBank                         (412)       (520)       (715)      (1,143)      (1,532)
                                                                       ---------   ----------   ---------   ---------    ---------
                                                                          24,249      59,194      24,255       12,477      (24,134)
Fixed charges:

   Interest expense                                                       83,511      67,420       30,767      36,473       41,998
   Rentals (A)                                                             2,614       1,996        1,593       1,457        1,420
                                                                       ---------   ----------   ---------   ---------    ---------
   Total fixed charges                                                    86,125       69,416      32,360      37,930       43,418
                                                                       ---------   ----------   ---------   ---------    ---------
Adjusted earning before fixed charges                                  $ 110,374   $  128,610   $  56,615   $  50,407    $  19,284
                                                                       =========   ==========   =========   =========    =========

Preferred dividends                                                    $   6,911   $    6,278   $   5,880   $   5,503    $   8,523
Add - Adjustment to reflect preferred dividends on a pretax basis          3,721        3,380       3,166       2,835        4,391
                                                                       ---------   ----------   ---------   ---------    ---------
Preferred dividends on a pretax basis                                     10,632        9,658       9,046       8,338       12,914
Fixed charges                                                             86,125       69,416      32,360      37,930       43,418
                                                                       ---------   ----------   ---------   ---------    ---------
         Total                                                         $  96,757   $   79,074   $  41,406   $  46,268    $  56,332
                                                                       =========   ==========   =========   =========    =========
Ratio of earnings to fixed charges and preferred dividends                 1.1:1        1.6:1       1.4:1       1.1:1           (B)
                                                                       =========   ==========   =========   =========    =========

Computation of Pro Forma Ratio of Earnings to
   Fixed Charges and Preferred Dividends

Adjusted earnings before fixed charges, as above                       $ 110,374   $ 128,610    $  56,615   $  50,407    $  19,284
                                                                       =========   =========    =========   =========    =========

Total fixed charges and pretax basis preferred dividends, as above     $  96,757   $  79,074    $  41,406   $  46,268    $  56,332

Proforma  preferred   dividends  assuming  all  "Retains"  were  converted  into preferred stock (retained earnings allocated to members times
   the maximum dividend rate permitted by law of 12 percent)               2,671       3,603        4,038       4,070        4,422
Add - Adjustments to reflect preferred dividends on a pretax basis         1,438       1,940        2,174       2,097        2,278
                                                                       ----------  ---------    ---------   ---------    ---------
     Total pretax basis preferred dividends                                4,109       5,543        6,212       6,167        6,700
                                                                       ----------  ---------    ---------   ---------    ---------
Pro forma total fixed charges and pretax basis preferred dividends     $ 100,866   $  84,617    $  47,618   $  52,435    $  63,032
                                                                       =========   =========    =========   =========    =========
Pro forma ratio of earnings to fixed charges and preferred dividends       1.1:1       1.5:1        1.2:1         (C)          (C)
                                                                           =====       =====        =====         ===          ===

(A) Rentals deemed representative of the interest factor included in rent expense.

(B) In the fiscal year ended June 29, 1996, the earnings were inadequate by $37,048 to cover fixed charges and pretax basis preferred dividends.

(C) In fiscal years ended June 29, 1996 and June 28, 1997, the earnings were inadequate by $43,748 and $2,028, respectively, to cover the amount of fixed charges and pretax basis preferred dividends which would have been declared and paid if all retained earnings allocated to members' retains at the end of each fiscal periods had been converted to preferred stock at the beginning of the period at the maximum dividend permitted by law.

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